Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

08-14
Contacts:	James Haddox, CFO	Ken Dennard / ksdennard@drg-e.com
	Reba Reid	Kip Rupp / krupp@drg-e.com
	Quanta Services Inc.	DRG&E
	713-629-7600	713-529-6600
Quanta Announces Conversion of 4.5% Convertible
Subordinated Notes Following Redemption Notice
HOUSTON — Oct. 8, 2008 — Quanta Services, Inc. today announced that, following the issuance on
Aug. 27, 2008 of its notice to redeem all of its outstanding 4.5% convertible subordinated notes due 2023, the registered holders of approximately 99.9%, or $269.8 million aggregate principal amount, of the notes elected to convert their notes into shares of Quanta Services common stock prior to the redemption date of Oct. 8, 2008.
In accordance with the terms of the indenture governing the 4.5% convertible subordinated notes, each $1,000 principal amount of the notes were convertible into 89.7989 shares, which is equivalent to a price of $11.14 per share. As a result of the conversions, the company issued approximately 24.2 million shares of its common stock. These shares have been included in Quanta’s diluted share count during the past several quarters.
The remaining outstanding $155,000 principal amount of the notes were either repurchased or redeemed in accordance with the terms of the indenture. Payment of the repurchase and redemption price was made by Wells Fargo Bank, National Association, as trustee. The notes were originally issued on Oct. 17, 2003, in the aggregate principal amount of $270 million and, as a result of this and prior conversions of certain of the notes, no notes remain outstanding.
Quanta Services is a leading specialized contracting services company, delivering infrastructure network solutions for the electric power, natural gas, telecommunications and cable television industries. The company’s comprehensive services include designing, installing, repairing and maintaining network infrastructure nationwide. Additionally, Quanta provides point-to-point fiber optic telecommunications infrastructure and leasing in select markets and offers related design, procurement, construction and maintenance services. With operations throughout North America, Quanta has the manpower, resources and expertise to complete projects that are local, regional, national or international in scope.
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